STATE OF DELAWARE
CERTIFICATE OFAMENDMENT
TO
CERTIFICATE OF TRUST
OF
FORUM FUNDS III

(Under Title 12 Section 3810(b) of the Delaware Statutory Trust Act)

The undersigned person, the sole trustee of Forum Funds III, a Delaware statutory trust, for the purpose of amending the Certificate of Trust of such statutory trust, under the provisions and subject to the requirements of the laws of the Sate of Delaware (particularly the Delaware Statutory Trust Act), hereby certifies that:

FIRST: The name of the statutory trust is Forum Funds III (the "Trust").

SECOND: The date of filing of the Certificate of Trust of the Trust is August 20, 2013.

THIRD: The amendment effected by this certificate of amendment is as follows: Article l of Certificate of Trust of Forum Funds III relating to the name of the statutory trust is hereby amended to read in its entirety as follows:

"The name of the statutory trust formed hereby (the "Trust") is: ALTX Trust"

FOURTH: The amendment effected by this certificate of amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this certificate of amendment this 14th day of January, 2014.

FORUM FUNDS III

By: /s/ Stacey E. Hong
Stacey E. Hong
Trustee